Exhibit 99.1

PRESS RELEASE

Exousia Engages Leading Consulting Firm

The Musser Group to Provide Strategic Business Consulting Services to Exousia

NEW YORK, NY, June 1, 2011 -- Exousia Advanced Materials, Inc. (EXOU - www.exousia.com) announced that it has entered into an agreement with The Musser Group to provide strategic business consulting services.

The Musser Group has more than 50 years of experience assisting companies with their growth and development. The Musser Group has assisted over 500 companies with over $100 billion in market cap to achieve their goals raising over $6 billion in the process. www.themussergroup.com

The Musser Group is headed by Mr. Warren “Pete” Musser who is the founder and CEO. Mr. Musser has been a leading figure in the business world as both an entrepreneur and a chief executive for more than 50 years.  He is perhaps best known for his role as Founder and Chairman of Safeguard Scientifics, Inc.

Leading The Musser Group's efforts in Exousia's behalf will be Robert F. Henry. Mr. Henry is a dynamic, performance-driven, results oriented executive with extensive hands-on operational experience who brings a strong financial background in significant growth-oriented entrepreneurial and corporate environments across a broad range of industries, including start-ups.

Bob Roddie, the Company’s CFO and a member of the Board commented, “We are excited that a firm and group of talent such as The Musser Group has agreed to work with us as we continue the rebirth of Exousia as one of the major producers of biodiesel fuel in the United States.”

According to Tom Smith, a Managing Director of The Musser Group, "We are pleased to be engaged by Exousia to assist it with the monetizing of its biodiesel energy program. With President Obama's signing of the bill that enacted the $1 per gallon Blender's Credit and the initiation of the more than $1 per gallon RINs credits, biodiesel production has become one of the top stars in the green energy sector."

Contact Information: Bob Roddie, CFO, Telephone: (917) 520-8138

About The Musser Group LLC

The Musser Group is a private consulting company created to fill a void in the marketplace, the void between Private Equity and Venture Capital concerns and Management and Strategy Consultants. The Musser Group helps entrepreneurs take their companies to the next level, by providing "partnership capital." Partnership Capital is not just about financial capital, but the type of knowledge and relationship capital that is created over 53 years and over 500 companies, and over $20 billion in total private equity and venture capital creation. The Musser Group delivers the type of capital that builds important companies.

 Additional information on The Musser Group can be found at www.themussergroup.com.

About Exousia Advanced Materials, Inc.

Exousia, through its subsidiary Evergreen Biodiesel Production Facility LLC, is a producer of biodiesel fuel at one of the largest biodiesel production facilities in the United States (“Biodiesel Production Facility”). Located on 78 acres in Greenville, South Carolina, the Biodiesel Production Facility is a producer of biodiesel, its production by-product glycerin, and has a current biodiesel production capacity of 36 million gallons per year. The Biodiesel Production Facility has expansion capacity of up to 100 million gallons of biodiesel per year at the process level.

Additional information on Exousia can be found at www.exousia.com.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. We use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words and similar expressions to identify forward-looking statements. In addition, forward-looking statements include, among others, statements that refer to Evergreen’s expected contributions to Exousia’s earnings, profits and EPS; projections of earnings, revenue, costs or other financial items of Exousia, Evergreen and the combined company; the anticipated value of the combined business to customers and partners; the expected performance of Evergreen service, along with anticipated growth and trends in the business or key markets of Exousia, Evergreen, and the combined company; and plans, objectives and strategies for future operations. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: the ability of Exousia to successfully integrate Evergreen operations and employees; the ability to realize anticipated benefits of the proposed acquisition, including the expectation of greater revenue opportunities, operating efficiencies and cost savings; the ability to ensure continued performance and market growth of Evergreen’s business; continued turmoil in global financial markets and economies; the availability and cost of credit; the ability to successfully develop, introduce, and sell new products and enhancements; changes in relationships with key customers, suppliers, distributors, resellers, and others as a result of the acquisition; and other factors affecting the industrial coatings and energy industries generally. In addition, please refer to the risk factors contained in Exousia s SEC filings available at www.sec.gov, including Exousia’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The companies undertake no obligation to update or revise any forward-looking statements for any reason.